Rule 424 (b) (3)
Registration No. 333-84192
CUSIP #: 63743HDN9

PRICING SUPPLEMENT NO. 3073 DATED June 12, 2002
TO PROSPECTUS SUPPLEMENTAL DATED March 25, 2002
AND BASE PROSPECTUS DATED March 22, 2002

Issuer:	National Rural Utilities CFC
Principal Amount:	$25,000,000.00
Issue Price:	99.981% of Principal Amount
Original Issue Date:	06/17/2002
Maturity Date:	12/17/2003
Interest Rate:	3.75% per annum
Record Dates:	Each January 1 and July 1
Interest Payment Dates:	Each January 15 and July 15
Redeemable Date:	None
Day Count Basis:	30/360
Agents Commission:	0.050%
Agent(s):	Banc of America Securities LLC
Capacity:	Agent
Form of Note:	Book-Entry
(Book-Entry or Certificated)
Other Terms:	None

Medium-Term Notes, Series C may be issued by CFC in an aggregate principal amount of up to $20,435,508,000 and, to date, including this offering, an aggregate of $15,181,738,000 Series C have been issued.